Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2016, with respect to the consolidated financial statements included in the Annual Report of Gevo, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of Gevo, Inc. on Forms S-8 (File No.’s 333-172771, effective March 11, 2011; 333-195264, effective April 15 2014; and 333-207172, effective September 28, 2015) and on Forms S-3 (File No.’s 333-180097, effective May 8, 2012; 333-187893, effective May 15, 2013; and 333-197285, effective July 25, 2014).

/s/ GRANT THORNTON LLP

Denver, Colorado

March 30, 2016